Exhibit 99.1

SAIC Announces Retirement of Chief Financial Officer Charles A. Mathis

Reston, Va. – Aug. 14, 2020 – Science Applications International Corporation (NYSE: SAIC) announced today the retirement of Chief Financial Officer Charles A. Mathis. Mathis will remain with the company through fiscal year 2021, ending January 29, 2021, to ensure a smooth transition as the company conducts a search for a successor.

Mathis joined the company in November 2016 as executive vice president and CFO.

“We are grateful for Charlie’s leadership over these last four years as we have transformed from a $4.5 billion company to the $7.1 billion company we are today,” said SAIC CEO Nazzic Keene. “Charlie’s experience and financial acumen were critical success drivers during our two recent acquisitions, positioning SAIC as a market leader. We wish him all the best during his retirement.”

About SAIC

SAIC® is a premier Fortune 500® technology integrator driving our nation’s digital transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, IT modernization, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers’ missions.

We are 25,500 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has pro forma annual revenues of approximately $7.1 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at saic.com or on the SEC’s website at sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Media Contact:

Lauren Presti

703-676-8982

lauren.a.presti@saic.com